                                                                 EXHIBIT (c)(3)

                                AMENDMENT NO. 1
                                      TO
                             EMPLOYMENT AGREEMENT

  AMENDMENT NO. 1, dated as of November 2, 1996, to the Employment Agreement, made as of February 4, 1996 (the "Employment Agreement"), by and between Eckerd Corporation, a Delaware corporation (the "Company"), and Francis A. Newman, an individual residing at 820 South Bayside Drive, Tampa, Florida 33609 (the "Employee").

                             W I T N E S S E T H:

  WHEREAS, the Company, J.C. Penney Company, Inc., a Delaware corporation ("Parent"), and Omega Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), are parties to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company shall merge with Sub and the surviving corporation will become a wholly owned subsidiary of Parent (the "Merger"); and

  WHEREAS, the transactions contemplated by the Merger Agreement will result in a Change of Control of the Company for purposes of the Employment Agreement; and

  WHEREAS, the Employee, the Company and Parent desire to amend the Employment Agreement to extend the Employee's term of employment thereunder and to make certain other changes;

  NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee, the Company and Parent hereby agree as follows, effective as of the Effective Date (as hereinafter defined):

  1. Section 2 of the Employment Agreement is hereby amended by (a) replacing the words "of twelve (12) months" with "until the third anniversary of the closing of the Merger (as hereinafter defined)", and (b) inserting the following sentence at the end of such Section:

    "As used herein, "Merger" means the merger of the Company with Omega Acquisition Corporation, a wholly owned subsidiary of J.C. Penney Company, Inc. ("Parent"), pursuant to an Agreement and Plan of Merger dated as of November 2, 1996 (the "Merger Agreement")."

  2. Section 3(a) of the Employment Agreement is hereby amended by inserting the words ", and a member of the Management Committee of Parent," after the words "Chief Executive Officer, President and Chief Operating Officer" in such Section.

  3. Section 8(a)(i) of the Employment Agreement is hereby amended by replacing the words "one year after the date hereof" with the words "three years after the closing of the Merger".

  4. Section 11(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

    (c) Definition of Good Reason.

      (i) The Employee shall be entitled to terminate employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without the Employee's express written consent, the occurrence of one of the following at least one year after a Change of Control:

        (a) the demotion of the Employee from his position as Chief Executive Officer, President and Chief Operating Officer of the Company, his removal as a member of Parent's management committee or his ceasing to report directly to the Chief Executive Officer of Parent;

        (b) a reduction by the Company in the Employee's annual Base Salary as in effect on the date hereof or a material reduction in the Employee's bonus opportunity through incentive compensation awards;

        (c) any other material breach by the Company of the provisions of
      Section 4, 5 or 6 of this Agreement; or

        (d) any relocation of the Employee's principal place of business from the Tampa Bay, Florida area or from the Company's headquarters.

      (ii) The Employee's right to terminate his employment pursuant to this Subsection 11(c) shall not be affected by the Employee's incapacity due to physical or mental illness, provided that such incapacity has not resulted in a disability continuing for six consecutive calendar months as described in Subsection 7(a).

  5. The Employment Agreement is hereby further amended by adding a new
Section 22 thereto as follows:

    22. Parent Guarantee.

      Parent hereby guarantees the performance of the Company's obligations under this Agreement.

  6. This Amendment shall be effective upon the closing of the Merger (the "Effective Date"), and shall be of no further force or effect if the Merger Agreement is terminated.

  7. Except as expressly amended hereby, the Employment Agreement, and all rights and obligations of the Employee and the Company thereunder, shall remain in full force and effect. This Amendment shall not, except as expressly provided herein, be deemed to be a consent to any waiver or modification of any terms or provisions of the Employment Agreement.

  8. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement.

  9. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the conflicts of law principles thereof.

  10. This Amendment may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first above written.

                                          Employee

                                                   /s/ Francis A. Newman
                                          _____________________________________
                                                     Francis A. Newman

                                          Eckerd Corporation

                                                    /s/  James M. Santo
                                          By: _________________________________
                                            Name: James M. Santo
                                            Title:  Executive Vice President

                                          J.C. Penney Company, Inc.

                                                /s/ James E. Oesterreicher
                                          By: _________________________________
                                            Name: James E. Oesterreicher
                                            Title: Vice Chairman and Chief
                                            Executive Officer